Needworking

Needworking is a social platform based on humans helping one another. Our core principle is to break down the barriers and create a diverse, psychologically safe, inclusive platform where people can connect based on what one has a desire to learn and others who have the desire to help or give.


Needworking
The Efficient Networking Platform
Find or Promote a Networking Event
Find or Promote a Networking Space
Find or Create a Networking Group
Connect With Others on Topic Related Matt
Nurture and surround Yourself With Allies
See What Thousands of Members are Saying.
Check My Need Feed
David Carberry
Need help?

Invest

$99 minimum investment

DEADLINE: March 15, 2024

in 2 months

SHARE PRICE

$0.75

TOTAL RAISED

$11,938

VALUATION

$7,500,000

4(a)(6) offering provided by Netcapital Funding Portal Inc.

INTRODUCTION

NEEDWORKING IS A PLATFORM TO HELP OTHERS BUILD THEMSELVES UP, NOT BREAK THEM DOWN.

Needworking is a social networking platform designed to connect individuals with shared needs and interests. The company's goal is to facilitate meaningful connections between people looking for assistance with various projects, whether personal or professional. Needworking aims to promote collaboration and community building, enabling users to find the resources they need to achieve their goals.

Needworking.com does business with a diverse range of individuals and organizations, including entrepreneurs, freelancers, creatives, and professionals from various industries. **The platform is designed to provide a space for users to create and share project listings, connect with potential collaborators, and build relationships with others who share their interests.** Needworking is committed to fostering a culture of support and mutual assistance, making it a valuable resource for anyone looking to achieve their goals with the help of like-minded individuals.

Furthermore, Needworking is committed to promoting social equity by providing an inclusive platform for individuals from all backgrounds to connect and collaborate. The platform enables users to create and share project listings, find collaborators with complementary skills and interests, and build relationships with others who share their goals. By promoting social equity and inclusion, Needworking aims to create a space where all users can feel welcome and valued, which in turn may support their social and emotional well-being. Overall, Needworking believes their focus on community building, collaboration, and social equity makes it a valuable resource for anyone seeking to achieve their goals and improve their well-being.

PROBLEM

Feeling isolated and unsupported in your personal or professional projects is a real issue. It's a struggle to find collaborators with the right skills and interests to help you achieve your goals.

According to a recent survey by Pew Research Center, 22% of Americans report feeling lonely or isolated often or always. Additionally, a survey by McKinsey & Company found that collaboration can improve productivity by up to 25%, yet many individuals struggle to find the right collaborators for their projects.

Enter Needworking.com...



SOLUTION

Needworking.com is a social networking platform designed to connect individuals with shared needs and interests.

The platform aims to solve the problem of isolation and lack of collaboration by providing a space for users to find the resources they need to achieve their goals. By promoting collaboration and community building, Needworking.com helps users connect with like-minded individuals and find the right collaborators for their projects.

Through its innovative platform, Needworking.com is aiming to transform the way individuals approach their personal and professional projects. By leveraging the power of community and collaboration, users can achieve their goals faster and more effectively than ever before.

By creating an account and filling out a profile, users can connect with others who have similar interests and goals. Through the platform's search function, users can find other professionals who are interested in specific topics, industries, or locations.

One of the key benefits of Needworking.com is the ability to share educational and understandable information with other professionals. **Users can create and share articles, videos, and other content that provides valuable insights and expertise on a variety of topics.** This content can help others in the community learn about new trends, best practices, and other information that can help them grow their businesses or advance their careers.

BUSINESS MODEL

Needworking.com plans to generates revenue through a subscription model and advertising. Our subscription model is planned to offer features and services to its subscribers for a recurring fee, which can provide a steady stream of revenue. Advertising can also be a viable option for Needworking.com, by placing relevant ads on the website and charging advertisers for the space. Opportunities we have not started to utilize include Sponsorship programs. Businesses can sponsor Needworking.com's content, events, or services for a fee. Additionally, Needworking.com can earn commission from affiliate product sales by promoting relevant products on the website and earning a commission on any sales made through the affiliate links. By diversifying its revenue streams through these methods, Needworking.com may be able to increase its profitability while continuing to provide valuable content and services to its users.

MARKET

The market opportunity for creating an online networking community is vast and growing rapidly.

According to Statista, as of April 2021, there were 4.9 billion active internet users worldwide, and the number is expected to reach 5.3 billion by 2025.

Furthermore, a report by Grand View Research estimates that the global social networking app market is expected to reach USD 310.37 billion by 2030, growing at a CAGR of 26.2% from 2023 to 2030.

With the increased demand for virtual communication and remote work, Needworking believes creating an online networking community could prove to be a successful business opportunity.

SUCCESS TO DATE

- We have signed up many members throughout the United States, and growing
- Hundreds of people have fulfilled one another's needs, such as: Opening Day Orioles Tickets, College Paper Interviews, Finding Service Level
- **Yahoo! Finance**
  Needworking.com Launches Their First Official Maslow Badge to Celebrate Platform Launch

TEAM



David Carberry
CEO

David Carberry is an accomplished entrepreneur and the founder of Needworking.com, a rapidly growing online platform connecting professionals for business opportunities. With over a decade of experience in business development and networking, David has a proven track record of success in creating and scaling innovative companies. He is passionate about leveraging technology to facilitate meaningful connections between individuals and businesses, and is committed to driving Needworking.com to become a go-to platform for professionals seeking to expand their networks and grow their businesses.



Eliot Pearson
COO

20+ years of business and technical leadership in education and advertising. Worked in advertising technology for over 14 years. Developed and maintained large multi-user systems for education and advertising.



Ali Muslim
CTO

Ali is an enthusiastic technology executive who enjoys working with skill. He has a proven track record of success in startups, enterprises, business development and growth strategy. Throughout his 23-year career, Ali has led cutting-edge product development and technology solutions for a wide range of companies and organizations, including SMBs and large enterprises in the US region such as Sage, SimplyWireless, Herbchambers, RTCA - National Park Services (NPS) and FHI 360. With his leadership and deep understanding of emerging technologies, he has enabled his teams to achieve exceptional results in building innovative and intuitive engaging products. He cherishes his experience of working in diverse executive groups spread across the globe. At Needworking, under the vision of Dave, Ali and his team are making great strides to bring our vision a reality.

USE OF PROCEEDS

If the offering's maximum amount of $1,235,000 is raised:

Use	Value	% of Proceeds
Compensation for managers	$123,500	10.0%
Sales & marketing	$370,500	30.0%
Research & Development	$494,001	40.0%
General & Administrative	$186,485	15.1%
Intermediary fees	$60,515	4.9%

TERMS

This is an offering of Common Stock, under registration exemption 4(a)(6), in Needworking, Inc. . This offering must raise at least $10,000 by March 15, 2024 at 11:59pm ET. If this offering doesn't reach its *target*, then your money will be refunded. Needworking may issue additional securities to raise up to $1,235,000, the offering's *maximum*.

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

11,646,666 shares
× $0.75 per share

$8,735,000 implied valuation

FINANCIALS

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

We're also required to share links to each of the SEC filings related to this offering with investors.

- Form C on September 6, 2023
- Form C/A on November 7, 2023

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

- Website
- LinkedIn
- Facebook

UPDATES

Nov 29, 2023 — I'm excited to announce the launch of the Stop...

Nov 7, 2023 — Filed Form C/A

Sep 6, 2023 — Primary offering of 1,646,666 shares at $0.75

Sep 6, 2023 — Filed Form C

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